EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its First Quarter Ended June 30, 2020

MCLEAN, Va., July 28, 2020 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its first quarter ended June 30, 2020. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30, 2020	March 31, 2020	Change	% Change
For the quarter ended:
Total investment income	$10,707	$11,982	$(1,275)	(10.6)%
Total expenses, net(A)	6,534	(2,784)	9,318	NM
Net investment income(A)	4,173	14,766	(10,593)	(71.7)
Net realized gain (loss)	753	(10,879)	11,632	NM
Taxes on deemed distribution of long-term capital gains	—	(10,260)	10,260	NM
Net unrealized depreciation	(4,887)	(31,229)	26,342	(84.4)
Net increase (decrease) in net assets resulting from operations(A)	39	(37,602)	37,641	NM
Net investment income per weighted-average common share(A)	0.13	0.45	(0.32)	(71.1)
Adjusted net investment income per weighted-average common share(B)	0.11	0.19	(0.8)	(42.1)
Net increase (decrease) in net assets resulting from operations per weighted-average common share(A)	—	(1.15)	1.15	(100.0)
Cash distribution per common share from net investment income	0.28	0.19	0.09	47.4
Cash distribution per common share from net realized gains(C)	0.02	0.03	(0.01)	(33.3)

Weighted-average yield on interest-bearing investments	11.8	12.4	(0.6)	(4.8)
Total dollars invested	$300	$50,145	$(49,845)	(99.4)
Total dollars repaid and collected from sales	620	2,943	(2,323)	(78.9)

As of:
Total investments, at fair value	$561,342	$565,924	$(4,582)	(0.8)%
Fair value, as a percent of cost	92.0%	92.8%	(0.8)%	(0.9)
Net assets	$360,869	$369,031	$(8,162)	(2.2)
Net asset value per common share	10.87	11.17	(0.30)	(2.7)
Number of portfolio companies	28	28	—	—

(A)	Inclusive of $(0.8) million, or $(0.02) per weighted-average common share, and $(8.4) million, or $(0.26) per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended June 30, 2020 and March 31, 2020, respectively. These fees were accrued/(reversed) in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)	See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)	Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

Highlights for the Quarter:  During the quarter ended June 30, 2020, the following significant events occurred:

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of April, May, and June 2020:
      $0.07 per common share;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”); and
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”).
    Paid a $0.09 per common share supplemental distribution in June 2020.

  At-the-market (“ATM”) program activity:
    Sold 155,560 shares of our common stock under our Common Stock ATM Program with Wedbush Securities, Inc. (“Wedbush”) at a weighted-average gross price of $11.39 per share and raised approximately $1.7 million in net proceeds. These sales were above our then current estimated NAV per share.
    Sold 95,475 shares of our Series E Term Preferred Stock under our Series E ATM Program with Wedbush with a total liquidation preference of $2.4 million and raised approximately $2.3 million in net proceeds.

First Quarter Results: Net investment income for the quarters ended June 30, 2020 and March 31, 2020 was $4.2 million, or $0.13 per weighted-average common share, and $14.8 million, or $0.45 per weighted-average common share, respectively. This decrease was primarily a result of an increase in total expenses, net of credits as well as a decrease in total investment income, quarter over quarter.

Total investment income during the quarters ended June 30, 2020 and March 31, 2020 was $10.7 million and $12.0 million, respectively. The quarter over quarter decrease was due to a $0.9 million decrease in interest income, primarily due to placing one investment on non-accrual status in the current quarter, as well as a $0.4 million decrease in success fee income, the timing of which can be variable.

Total expenses, net of credits, during the quarters ended June 30, 2020 and March 31, 2020, were $6.5 million and $(2.8) million, respectively. The quarter over quarter increase was primarily a result of a $0.8 million reversal of previously accrued capital gains-based incentive fees due to the net impact of realized and unrealized gains and losses in the current quarter compared to an $8.4 million reversal in the prior quarter and a $1.1 million reduction of credits to fees from the Adviser. Remaining expenses were relatively consistent quarter over quarter, with a slight increase primarily due to higher tax and stockholder expenses.

Net asset value per common share as of June 30, 2020 decreased to $10.87, compared to $11.17 as of March 31, 2020. The quarter over quarter decrease was primarily due to $9.9 million, or $0.30 per common share, of distributions paid to common shareholders, and $4.9 million, or $0.15 per common share, of net unrealized depreciation of investments, partially offset by $4.2 million, or $0.13 per common share, of net investment income and $0.8 million, or $0.02 per common share, of net realized gains on investments.

Subsequent Events:  After June 30, 2020, the following significant events occurred:

  Investment Activity: In July 2020, we invested $46.9 million in Mason West, LLC (“Mason West”) through a combination of secured first lien debt and preferred equity. Mason West, headquartered in Placentia, California, is a provider of engineered seismic restraint and vibration isolation solutions.

  ATM program activity: Subsequent to June 30, 2020 and through July 20, 2020, we sold 1,802 shares of our Series E Term Preferred Stock under our Series E ATM Program with Wedbush with a total liquidation preference of $45 thousand and raised approximately $43 thousand in net proceeds.

  Distributions and dividends: In July 2020, our Board of Directors declared the following monthly cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share	Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
July 24, 2020	July 31, 2020	$0.07	$0.13020833	$0.13281250
August 24, 2020	August 31, 2020	0.07	0.13020833	0.13281250
September 23, 2020	September 30, 2020	0.07	0.13020833	0.13281250
	Total for the Quarter:	$0.21	$0.39062499	$0.39843750
  COVID-19 Impact: We continue to closely monitor and work with our portfolio companies to navigate the significant challenges created by the COVID-19 pandemic and are focused on ensuring the safety of the Adviser’s and Administrator’s personnel and of the employees of our portfolio companies, while also managing our ongoing business activities. While we are closely monitoring all of our portfolio companies, our portfolio continues to be diverse from a geographic and industry perspective. Through proactive measures and continued diligence, the management teams of our portfolio companies continue to demonstrate their ability to respond effectively and efficiently to the challenges posed by COVID-19 and related orders imposed by state and local governments, including paused or reversed reopening orders. We believe we have sufficient levels of liquidity to support our existing portfolio companies, as necessary, and selectively deploy capital in new investment opportunities.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	June 30, 2020		March 31, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$4,173	$0.13	$14,766	$0.45
Capital gains-based incentive fee (reversal)	(754)	(0.02)	(8,422)	(0.26)
Adjusted net investment income	$3,419	$0.11	$6,344	$0.19

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, July 29, 2020, at 8:30 a.m. EDT. Please call (833) 519-1256 and enter conference number 5383517 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 5, 2020. To hear the replay, please dial (855) 859-2056 and use the playback conference number 5383517. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through September 29, 2020.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2020, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.